                                                                  EXHIBIT (e)(2)

                                                     Investment Banking
                                                     Corporate and Institutional
                                                     Client Group
                                                     World Financial Center
                                                     North Tower
                                                     New York, New York
                                                     10281-1330
[Merrill Lynch Logo]                                 212 449 1000

                                 July 26, 2000

Committee of Independent Directors
Board of Directors
Brookdale Living Communities, Inc.
330 North Wabash Avenue
Suite 1400
Chicago, IL 60611

Gentlemen:

     Brookdale Living Communities, Inc., a Delaware corporation (the "Company"), Fortress Registered Investment Trust, a Delaware business trust (the "Fortress"), Fortress Brookdale Acquisition LLC, a Delaware limited liability company (the "Purchaser") owned by Fortress, Health Partner, a Bermuda exempted partnership and certain of their respective affiliates, and FBZ Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Purchaser (the "Acquisition Sub"), propose to enter into an agreement (the "Agreement") pursuant to which the Purchaser will make a tender offer (the "Offer") for any and all shares of the Company's common stock, par value $0.01 per share, not already owned by Purchaser (the "Shares"), at $15.25 per Share, net to the seller in cash. The Offer is expected to commence on August 1, 2000. The Agreement also provides that, following consummation of the Offer, the Acquisition Sub will be merged with and into the Company in a transaction (the "Merger") in which each remaining Share will be converted into the right to receive $15.25, net in cash.

     You have asked us whether, in our opinion, the proposed all cash consideration to be received by the Company's stockholders (other than the Purchaser and its affiliates) in the Offer and the Merger, taken as a whole, is fair to such stockholders from a financial point of view.

     In arriving at the opinion set forth below, we have, among other things:

          (1) Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

          (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company, furnished to us by the Company;

          (3) Conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses
     (1) and (2) above, as well as the Company's business and prospects before and after giving effect to the Offer and Merger;

          (4) Reviewed the market prices and valuation multiples for the common stock of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

          (5) Reviewed the historical and projected results of operations of the Company;

          (6) Compared the proposed financial terms of the Offer and Merger with the financial terms of certain other transactions which we deemed to be relevant;

          (7) Reviewed the merger agreement, dated July 26, 2000, among the Company, the Purchaser, the Acquiror and the Acquisition Sub (the "Merger Agreement"); and

          (8) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available and have further relied on the assurances of management of the Company that they are not aware of any facts that would make such information inaccurate or misleading. In connection with the preparation of this opinion, we have not been authorized by the Company, the Board of Directors or its Committee of Independent Directors (the "Independent Committee") to solicit, nor have we solicited third-party indications of interest for the acquisition of the Company. We have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the liabilities of the Company or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company. We express no opinion as to such financial forecast information or the assumptions on which they were based.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that the representations and warranties of each party to the Merger Agreement and all related documents or instruments contemplated thereby (collectively, the "Documents") are true and correct, that each party to the Documents will perform all covenants and agreements required to be performed by such party under the Documents and that all conditions to the consummation of the Offer and Merger will be satisfied without waiver thereof. We have also assumed that all necessary governmental, regulatory or other consents and approvals (contractual or otherwise), if any, will be obtained and that in the course of obtaining any such consents or approvals, no restrictions will be imposed or amendments or modifications made that would have a material adverse effect on the contemplated benefits of the Offer and Merger to the Company.

     We are acting as financial advisor to the Independent Committee in connection with the Offer and Merger and will receive a fee from the Company for our services, a portion of which fee is contingent upon the consummation of the Offer and Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financial services to the Company and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the shares of the Company's common stock for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Independent Committee and the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company or the Purchaser to engage in the Offer and Merger and we are not expressing any opinion herein as to the prices at which any class of the Company's stock will trade following the announcement or consummation of the Offer and Merger.

     This opinion shall not be reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any public references to Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") or any of its affiliates be made by the Company, the Purchaser or any of their affiliates, without the prior written consent of Merrill Lynch.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the proposed all cash consideration to be received by the Company's stockholders (other than the Purchaser and its affiliates), the Offer and Merger, taken as a whole, is fair from a financial point of view to the stockholders of the Company, other than Purchaser and its affiliates.

                                            Very truly yours,

                                            /s/ MERRILL LYNCH, PIERCE,
                                              FENNER & SMITH INCORPORATED

                                       3